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                                                                    EXHIBIT 2.4


                       BUSINESS OPPORTUNITIES AGREEMENT

     This BUSINESS OPPORTUNITIES AGREEMENT (this "Agreement"), dated as of December 13, 1999, is entered into by Union Oil Company of California, a California corporation ("Union Oil"), Titan Resources Holdings, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Union Oil (the "Company"), TRH, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of the Company ("Sub"), and Titan Exploration, Inc., a Delaware corporation ("Titan").

     This Agreement is being executed and delivered simultaneously with the execution and delivery of the Agreement and Plan of Merger dated December 13, 1999 (the "Merger Agreement") among Union Oil, the Company, Sub and Titan. Pursuant to the Merger Agreement, Sub will be merged with and into Titan, which will be the Surviving Corporation. All capitalized terms used and not defined herein (as well as the terms "affiliate" and "person") have the meanings attributable to them in the Merger Agreement. As a result of the Merger, Union Oil will own a majority of the outstanding capital stock of the Company, and the Company will own all of the outstanding capital stock of the Surviving Corporation.

     Titan believes that it and its stockholders will benefit from the Merger and that the Merger is in its best interest and in the best interest of its stockholders. Union Oil, however, is unwilling to enter into the Merger Agreement unless Titan and the Company enter into this Agreement because Union Oil engages in the exploration for and the development, production and marketing of natural gas and crude oil in the United States. The businesses in which Union Oil engages are similar to those in which Titan and its subsidiaries engage and in which the Company and its subsidiaries, including the Surviving Corporation, will engage following the Merger.

     As the owner of a controlling interest in the Company following the Merger, Union Oil may owe certain duties to the Company. Pursuant to a Stockholders Agreement entered into simultaneously with the execution and delivery of this Agreement, Union Oil will have the right to nominate certain persons ("Designees") to serve on the board of directors of the Company following the Merger. Certain of the Designees may be directors of or employed by Union Oil or companies in which Union Oil has an interest, other than the Company and its subsidiaries. These Designees will have duties to the Company and duties to Union Oil or such other companies.

     The law relating to duties that Union Oil or its Designees may owe to the Company is not clear. The application of such law to particular circumstances is often difficult to predict, and if a court were to hold that Union Oil or one of its Designees breached any such duty Union Oil or such Designee could be held liable for damages in a legal action brought on behalf of the Company.

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     In order to induce Union Oil to enter into the Merger Agreement, Titan and the Company are willing to enter into this Agreement in order to renounce, effective upon consummation of the Merger, any interest or expectancy either of them or their subsidiaries may have in the classes or categories of business opportunities specified herein that are presented to or identified by Union Oil or any of its Designees, as more fully described herein. As a result of this Agreement, Union Oil may continue to conduct its business and to pursue certain business opportunities without an obligation to offer such opportunities to the Company or any of its subsidiaries, and any Designee may continue to discharge his or her responsibilities as a director or employee of Union Oil or any company in which Union Oil has an interest.

     In consideration of the foregoing, the mutual covenants, rights, and obligations set forth in this Agreement, and the benefits to be derived herefrom, and other good and valuable consideration, the receipt and the sufficiency of which each of the parties hereto acknowledges and confesses, the parties hereto agree as follows:

     1.   Scope of Business of the Company and its Subsidiaries Following the
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Merger. The Company and Titan covenant and agree that, following consummation of
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the Merger, except with the consent of Union Oil (which it may withhold in its sole discretion), the Company and its subsidiaries will not engage in any business other than the E&P Business and will not pursue any business opportunity that involves any direct or indirect ownership interest in any properties located outside the areas onshore shown on the map attached hereto (collectively, the "Designated Areas"). The Company and Titan hereby renounce, effective upon consummation of the Merger, any interest or expectancy in any business opportunity that does not consist exclusively of the E&P Business within the Designated Areas. "E&P Business" means the oil and gas exploration, exploitation, development and production business and includes without limitation (a) the ownership of oil and gas property interests (including working interests, mineral fee interests and royalty and overriding royalty interests), (b) the ownership and operation of real and personal property used or useful in connection with exploration for Hydrocarbons, development of Hydrocarbon reserves upon discovery thereof and production of Hydrocarbons from wells located on oil and gas properties and (c) debt of or equity interests in corporations, partnerships or other entities engaged in the exploration for Hydrocarbons, the development of Hydrocarbon reserves and the production and sale of Hydrocarbons from wells located on oil and gas properties in which the entity conducting the E&P Business owns an interest; but such term does not include the oilfield service business. "Hydrocarbons" means oil, gas or other liquid or gaseous hydrocarbons or other minerals produced from oil and gas wells. "Subsidiaries" means all entities controlled, directly or indirectly, by the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Company and its subsidiaries from purchasing securities of any class registered under Section 12 of the Securities Exchange Act of 1934 (regardless of the types or locations of businesses in which the issuer thereof engages) if following any such purchase the Company and its subsidiaries own, in the aggregate, less than 5% of such class.

     2.   Corporate Opportunities.  The Company and Titan recognize that Union
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Oil and its Designees (i) participate and will continue to participate in the
E&P Business, directly and through affiliates, (ii) may have interests in, participate with, and maintain seats on the

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boards of directors of or serve as officers or employees of other companies engaged in the E&P Business and (iii) may develop business opportunities for Union Oil and its affiliates and such other companies. The Company and Titan recognize that Union Oil, its Designees and such affiliates and other companies may be engaged in E&P Business in competition with the Company and/or its subsidiaries. The Company and Titan (a) acknowledge and agree that neither Union Oil, its affiliates nor its Designees nor any such company shall be restricted or proscribed by the relationship between Union Oil and the Company, or otherwise, from engaging in the E&P Business or any other business, regardless of whether such business activity is in direct or indirect competition with the business or activities of the Company and its subsidiaries, on any basis other than that which is inconsistent with the standards set forth in Section 3 hereof, (b) acknowledge and agree that, as long as their activities are conducted in accordance with the standards set forth in Section 3 hereof, neither Union Oil nor any Designee or affiliate of Union Oil nor any such other company shall have any obligation to offer the Company or any of its subsidiaries any business opportunity, (c) renounce any interest or expectancy in any business opportunity pursued by Union Oil, any affiliate of Union Oil, any Designee or any such company in accordance with the standards set forth in
Section 3 hereof and (d) waive any claim that any business opportunity pursued by Union Oil, any affiliate of Union Oil, any Designee or any such company constitutes a corporate opportunity of the Company or any of its subsidiaries that should have been presented to the Company, unless such business opportunity was pursued in violation of the standards set forth in Section 3 hereof.

     3.   Standards for Separate Conduct of Business. Union Oil, any affiliate
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of Union Oil, any Designee or any other company in which Union Oil has an interest or of which a Designee is a director, officer or employee shall be deemed to meet the standards set forth in this Section 3 if its businesses are conducted through the use of its own personnel and assets and not with the use of any personnel or assets of the Company. Without limiting the foregoing, such standards will be met with respect to a business opportunity only if (a) it is identified by or presented to personnel of Union Oil, such affiliate of Union Oil, such Designee or such other company and developed and pursued solely through the use of their personnel and assets (and not based on confidential information disclosed by or on behalf of the Company in or during the course of such Designee's relationship with the Company), and (b) it did not come to the attention of such Designee solely in, and as a direct result of, his or her capacity as a director of the Company; provided that (i) if such opportunity is separately identified by Union Oil or one of its affiliates or such other company or separately presented to Union Oil or one of its affiliates or such other company by a person other than such Designee, Union Oil, such affiliate or such company shall be free to pursue such opportunity even if it also came to the Designee's attention solely as a result of and in his or her capacity as a director of the Company and (ii) if such opportunity is presented to or identified by a Designee other than solely as a result of and in his or her capacity as a director of the Company, Union Oil or such affiliate or such other company shall be free to pursue such opportunity even if it also came to the Designee's attention as a result of and in his or her capacity as a director of the Company. Nothing in this Agreement will allow a Designee to usurp a corporate opportunity solely for his or her personal benefit (as opposed to pursuing, for the benefit of Union Oil, an affiliate or Union Oil or any such other company, an opportunity in accordance with the standards set forth in this
Section 3).

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     4.   Termination of Section 1.  Section 1 of this Agreement will terminate
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at such time as Union Oil no longer owns, directly or indirectly, capital stock of the Company representing at least 35% of the ordinary voting power for the election of directors of the Company.

     5.   Waiver. If the Company seeks a waiver of provisions of this Agreement,
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the Company shall submit to Union Oil a written request, accompanied with materials that provide a basis for the request and assist Union Oil in considering the request. Union Oil shall respond to the request within five business days of its receipt of the request, unless it determines that it requires additional information before responding, in which case it shall notify the Company of its request for additional information. Within five business days of receipt of the Company's response to its request for additional information, Union Oil shall notify the Company of its decision as to the request for a waiver. Union Oil may withhold such waiver in its sole discretion or grant a conditional or limited waiver, and Union Oil shall have no duty, fiduciary or otherwise, to grant any such waiver.

     6.   Miscellaneous.
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     This Agreement may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.

                                   TITAN RESOURCES HOLDINGS, INC.


                                        By:   /s/ Phillip Ballard
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                                           Phillip Ballard
                                           Vice President


                                   UNION OIL COMPANY OF CALIFORNIA


                                        By: /s/ Timothy H. Ling
                                           -------------------------------------
                                           Timothy H. Ling
                                           Executive Vice President, North
                                           American Energy Operations and
                                           Chief Financial Officer


                                   TRH, INC.

                                        By: /s/ Phillip Ballard
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                                           Phillip Ballard
                                           Vice President


                                   TITAN EXPLORATION, INC.


                                        By: Jack D. Hightower
                                           ------------------------------------
                                            Jack D. Hightower
                                            President and Chief Executive
                                            Officer

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